Exhibit 10.1
Execution Version

SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

of

TPG OPERATING GROUP II, L.P.

Dated as of November 1, 2023

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND USAGE
Section 1.01.	Definitions.	2
Section 1.02.	Other Definitional and Interpretative Provisions.	15

ARTICLE 2
THE PARTNERSHIP
Section 2.01.	Formation.	16
Section 2.02.	Name.	16
Section 2.03.	Term.	16
Section 2.04.	Registered Agent and Registered Office.	16
Section 2.05.	Purposes.	17
Section 2.06.	Powers of the Partnership.	17
Section 2.07.	Partnership Tax Status.	17
Section 2.08.	Regulation of Internal Affairs.	17
Section 2.09.	Ownership of Property.	17

ARTICLE 3
UNITS; PARTNERS; BOOKS AND RECORDS; REPORTS
Section 3.01.	Units; Admission of Partners.	17
Section 3.02.	Substitute Partners and Additional Partners.	18
Section 3.03.	Tax Information.	18
Section 3.04.	Books and Records.	19

ARTICLE 4
PUBCORP OWNERSHIP; RESTRICTIONS ON PUBCORP STOCK
Section 4.01.	PubCorp Ownership.	19
Section 4.02.	Restrictions on PubCorp Common Stock.	20

ARTICLE 5
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS
Section 5.01.	Capital Contributions.	23
Section 5.02.	Capital Accounts.	23
i

ii

Schedules

Schedule A	– Partner Schedule
Schedule B	– Promote Unit Principles
Part I	– TPG Promote Unit Principles
Part II	– AG Promote Unit Principles
Schedule C	– Covered Fund
Schedule D	– Downstairs Promote Unit Principles

iii

SEVENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
THIS SEVENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as amended from time to time, this “Agreement”) of TPG OPERATING GROUP II, L.P., a Delaware limited partnership (the “Partnership”), dated as of November 1, 2023 (the “Effective Date”), is entered into by and among the Partnership, TPG Holdings II-A, LLC, a Delaware limited liability company, as the sole general partner, and the limited partners of the Partnership set forth on Schedule A hereto.
W I T N E S S E T H:
WHEREAS, the Partnership was formed as a Delaware limited partnership upon the filing of a Certificate of Limited Partnership on November 13, 2009 (the “Certificate”) pursuant to the Partnership Act (as defined below);
WHEREAS, the initial Agreement of Limited Partnership of the Partnership was entered into on November 13, 2009 and subsequently amended and restated on December 31, 2009, June 30, 2010, March 31, 2011, May 6, 2011, December 31, 2021 and January 12, 2022 (as so amended, the “Existing Agreement”);
WHEREAS, on May 14, 2023, the Partnership, PubCorp and the other parties thereto entered into that certain Transaction Agreement (the “Transaction Agreement”), pursuant to which, among other things, (a) all of the outstanding interests in TPG Operating Group I, a Delaware limited partnership (“TOG I”), and all of the outstanding interests in TPG Operating Group III, a Delaware limited partnership (“TOG III”), were (directly or indirectly) contributed to the Partnership (the “Contribution”), (b) the Partnership acquired all of the outstanding limited partnership interests in Angelo, Gordon & Co., L.P. and AG Funds, L.P. and (c) each of Alabama Investments (Parallel), LP, a Delaware limited partnership (“API II”), Alabama Investments (Parallel) Founder A, LP, a Delaware limited partnership (“API Founder A”), Alabama Investments (Parallel) Founder G, LP, a Delaware limited partnership (“API Founder G” and, together with API II and API Founder A, collectively, the “API Feeders”, and any successors to the foregoing), has been issued a number of Common Units (collectively, the “Transactions”); and
WHEREAS, in connection with the Transactions, the General Partner desires to amend and restate in their entirety the terms of the Existing Agreement effective as of the Effective Date and on the terms and conditions set forth herein to, among other things, admit each API Feeder and Promote Unit Company, LLC, each as a limited partner of the Partnership.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto, hereby agree to amend and restate the Existing Agreement in its entirety as follows:

ARTICLE 1
DEFINITIONS AND USAGE
Section 1.01.    Definitions.
(a)    The following terms shall have the following meanings for the purposes of this Agreement:
“Additional Partner” means any Person admitted as a Partner of the Partnership pursuant to Section 3.02 in connection with the new issuance of Units to such Person.
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i)    Credit to such Capital Account any amounts that such Partner is (1) obligated to restore pursuant to any provision of this Agreement, (2) deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or (3) deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such tax year in Partnership Minimum Gain and in Partner Minimum Gain; and
(ii)    Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) no Partner or any Affiliate of any Partner shall be deemed to be an Affiliate of any other Partner or any of its Affiliates solely by virtue of such Partners’ Units and (ii) no portfolio company or any Person in which any of the businesses of the Partnership has invested shall be considered an Affiliate of the Partnership for purposes of this Agreement.
“API Common Unit Issuance” means the issuance of Common Units to the API Feeders at the closing of the transactions contemplated by the Transaction Agreement.

“API Feeder Agreements” means, collectively, the limited partnership agreement of an API Feeder.
“API Partner” means, with respect to any API Feeder, a limited partner of such API Feeder.
“API Entity Representative” means, (i) with respect to API II, the API Representative (as defined in the API Feeder Agreement of API II) and (ii) with respect to each of API Founder A and API Founder G, the API Entity Representative (as defined in the applicable API Feeder Agreement).
“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Fort Worth, Texas or San Francisco, California are authorized or required by Applicable Law to close.
“Capital Account” means the capital account established and maintained for a Partner pursuant to Section 5.02.
“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Partnership.
“Carried Interest” means distributions received by the Partnership (or a Subsidiary of the Partnership) in respect of a so-called carried interest, promote or incentive allocation as general partner or special limited partner of an investment fund or related parallel investment entities, alternative investment vehicles, co-investment vehicles, other special purpose vehicles or other managed accounts of a client of the Partnership (or a Subsidiary).
“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(i)    The initial Carrying Value of any such Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property at the time of such contribution, as reasonably determined by the General Partner;
(ii)    The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the

Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 5.02(c);
(iii)    The Carrying Value of any item of such Properties distributed to any Partner shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the General Partner; and
(iv)    The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) of this definition is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).  If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.
“Charitable Organization” means any corporation, community chest, fund or foundation described in section 501(c)(3) of the Code.
“Class A Common Stock” means voting and non-voting Class A common stock, $0.001 par value per share, of PubCorp.
“Class B Common Stock” means Class B common stock, $0.001 par value per share, of PubCorp.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Common Percentage” means, with respect to any Partner at any time, a fraction, expressed as a percentage: (i) the numerator of which is the number of Common Units owned by such Partner as of such time and (ii) the denominator of which is the aggregate number of Common Units owned by all of the Partners as of such time. The sum of the outstanding Common Percentages of all Partners shall at all times equal 100%.
“Common Unit” means a limited partnership interest in the Partnership designated as a “common unit.”
“Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.
“Covered Person” means (i) each current or former Partner or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Partner or an Affiliate thereof, in all cases in such capacity, (iii) each officer, director, shareholder (other than any public shareholder of PubCorp that is not a Partner), member, partner, employee, representative, agent or trustee of the General Partner, PubCorp, the Partnership or an Affiliate controlled thereby, in all cases in such capacity and (iv) each Tax Representative.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.
“Distributable Cash or Other Property” means any cash or other Property available for distribution by the Partnership (other than (i) Promote Unit Cash or Other Property and (ii) Downstairs Promote Unit Cash or Other Property), as determined by the General Partner in its sole discretion.
“Downstairs Promote Unit” means a limited partnership interest in the Partnership designated as a “Downstairs Promote Unit” with the rights and privileges set forth herein.
“Downstairs Promote Unit Cash or Other Property” means any cash or other Property of the Partnership that is designated by the General Partner as “Downstairs Promote Unit Cash or Other Property” in accordance with the Downstairs Promote Unit Principles.
“Downstairs Promote Unit Items” means items of income, gain, loss and deduction as determined under Section 704(b) of the Code and the regulations issued thereunder, in each case that are attributable to Downstairs Promote Unit Cash or Other Property, as determined by the General Partner in its discretion.

“Downstairs Promote Unit Principles” means the principles governing the designation and distribution of Downstairs Promote Unit Cash or Other Property, as in effect from time to time and reflected on Schedule D.
“Enterprise” shall mean the Partnership and any other entity, constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger to which the Partnership (or any of their wholly owned subsidiaries) is a party, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which a Covered Person is or was serving at the request of the Partnership as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.
“Equity Securities” means, with respect to any Person, any (i) partnership interests, membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.
“Estate Planning Entity” means, with respect to any Person, (i) any trust, the beneficiaries of which are primarily such individual or any member of his or her Immediate Family or (ii) any corporation, partnership, limited liability company or other entity that is primarily owned and controlled, directly or indirectly, by such individual, any member of such individual’s Immediate Family or any of the Persons described in clause (i).
“Exchange Agreement” means the Amended and Restated Exchange Agreement, dated as of the date hereof, by and among PubCorp, the Partnership and the other parties thereto.
“Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on a Covered Person as a result of the actual or deemed receipt of any payments under Article 9, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Covered Person for which he or she is not otherwise compensated by the Partnership or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent.

“Family Member” means, with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings of such person or such person’s spouse and lineal descendants of siblings of such person or such person’s spouse.  Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Fiscal Year” means the Partnership’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the General Partner.
“General Partner” means (i) TPG Holdings II-A, LLC so long as TPG Holdings II-A, LLC has not withdrawn as the General Partner pursuant to Section 7.02 and (ii) any successor thereof appointed as General Partner in accordance with Section 7.02.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Immediate Family” means, with respect to any individual, collectively, his or her parents, brothers, sisters, spouse, former spouses, civil union partner, former civil union partners and lineal descendants (and the estates, guardians, custodians or other legal representatives of any of the foregoing). An individual who was adopted before the age of 18 shall be eligible to be Immediate Family and an individual who was adopted after reaching the age of 18 shall not be eligible to be Immediate Family.
“Indebtedness” means (i) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (iii) notes payable and (iv) lines of credit and any other agreements relating to the borrowing of money or extension of credit.
“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and between PubCorp, the Partnership and the other parties thereto.
“IPO” means the initial underwritten public offering of PubCorp.
“Limited Partner” means, until such Person ceases to be a partner of the Partnership in accordance with the terms and conditions of this Agreement, a limited partner of the Partnership as of the Effective Date, which Persons are listed as “Limited Partners” on Schedule A, and any Person admitted in the future as a limited partner of the Partnership in accordance with the terms and conditions of this Agreement.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(i)    Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(ii)    Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;
(iii)    If the Carrying Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;
(iv)    Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;
(v)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;
(vi)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(vii)    Notwithstanding any other provision of this definition, Promote Unit Items, Downstairs Promote Unit Items and any items that are specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall not be taken into account in computing Net Income and Net Loss.
The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
“Non-PubCorp Partner” means any Partner that is not a PubCorp Partner.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Paired Interest” means (i) a single Common Unit, plus (ii) (a) a share of Class B Common Stock or, if applicable, (b) the right of the applicable API Feeder pursuant to Section 2.12 of the Transaction Agreement to receive after the Closing a number of Class B Shares equal to the number of Common Units to be issued in the API Common Unit Issuance.
“Partner” means any Person named as a Partner of the Partnership on the Partner Schedule and the books and records of the Partnership, as the same may be amended from time to time to reflect any Person admitted as an Additional Partner or a Substitute Partner, for so long as such Person continues to be a Partner of the Partnership.
“Partner Minimum Gain” means minimum gain, determined generally in accordance with Treasury Regulations Section 1.704-2 to the extent such provisions are not inconsistent with the specific provisions of Treasury Regulations Section 1.704-1(2)(i) attributable to Partner Nonrecourse Debt.
“Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, set forth as Chapter 17 of Title 6 of the Delaware Code.
“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).
“Partnership Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Permitted Charitable Gift” means a Transfer by a TPH Partner, an API Partner or a Permitted Transferee to a Charitable Organization on an arms’ length basis.
“Permitted Pledge” means (i) a pledge of TPG Partner Units by David Bonderman (or any Related Party thereto) in effect prior to December 31, 2021 to which the General Partner has previously granted written consent, (ii) from and after the second anniversary of the closing date of the IPO, a pledge of TPG Partner Units by Jim Coulter (or any Related Partner thereto) of up to 25% of the TPG Partner Units (that are also permitted to be Transferred pursuant to Section 2.1(b) of the Investor Rights Agreement) held by such Persons, in aggregate, on the closing date of the IPO or (iii) a pledge, directly or indirectly, of Common Units securing obligations under any secured indebtedness of TPG Partner Holdings or its Subsidiaries (including any extension, renewal or refinancing of any such obligation); provided that in each case (i), (ii) or (iii), the terms of such pledge must provide that, as a condition to foreclosure thereto, the applicable lender, creditor or third party Transferee agrees to executes a joinder to this Agreement, the Exchange Agreement and the Investor Rights Agreement and be bound by the terms and conditions hereto and thereto.
“Permitted Transfer” means any Transfer to any Permitted Transferee.
“Permitted Transferee” means, (i) with respect to each Limited Partner (other than TPG Partner Holdings, the API Feeders and TPEP Feeder), any Affiliate of such Limited Partner, (ii) with respect to any TPG Partner Holdings Entity, to another TPG Partner Holdings Entity, (iii) with respect to TPG Partner Holdings, an API Feeder or TPEP Feeder, to any of the Persons identified in clause (iv), (iv) with respect to a TPH Partner, API Partner or TPEP Partner, another TPH Partner, API Partner or TPEP Partner, as applicable, any Affiliate of a TPH Partner, API Partner or TPEP Partner, an Estate Planning Entity of a TPH Partner, API Partner or TPEP Partner, or a legal or personal representative of any individual described in this clause (iv) in the event of the death or disability of such individual and (v) with respect to a TPH Partner, API Partner or TPEP

Partner or any Permitted Transferees of the foregoing, a Charitable Organization in a Permitted Charitable Gift.
“Person” means any individual, corporation, partnership, unincorporated association or other entity.
“Pre-Closing Tax Period” means any tax period ending on or prior to December 31, 2021.
“Pre-IPO Partners” shall have the meaning set forth in the Existing Agreement.
“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.
“Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Partnership or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which a Covered Person was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact of the Covered Person’s status as a Covered Person, by reason of any action (or failure to act) taken by him or her or of any action (or failure to act) on his or her part while acting pursuant to his or her status as a Covered Person, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under Article 9. If the Covered Person believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article 9. When the context so requires, “Proceeding” also refers to any claim, issue or matter within a Proceeding.
“Promote Unit” means a limited partnership interest in the Partnership designated as a “Promote Unit” with the rights and privileges set forth herein.
“Promote Unit Cash or Other Property” means any cash or other Property of the Partnership that is attributable to Carried Interest and designated by the General Partner as “Promote Unit Cash or Other Property” in accordance with the Promote Unit Principles.
“Promote Unit Items” means items of income, gain, loss and deduction as determined under Section 704(b) of the Code and the regulations issued thereunder, in each case that are attributable to Promote Unit Cash or Other Property, as determined by the General Partner in its discretion.

“Promote Unit Principles” means the principles governing the designation and distribution of Promote Unit Cash or Other Property, as in effect from time to time and reflected on Schedule B.
“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“PubCorp” means TPG Inc., a Delaware corporation.
“PubCorp Common Stock” means all classes and series of common stock of PubCorp, including the Class A Common Stock and Class B Common Stock.
“PubCorp Equity Plan” means the TPG Inc. Omnibus Equity Incentive Plan, as the same may be amended from time to time.
“PubCorp Partner” means (i) PubCorp (if it is a Partner) and (ii) any (direct or indirect) wholly-owned Subsidiary of PubCorp (if such Subsidiary is a Partner).
“Push-Out Election” means an election pursuant to Code section 6226, including pursuant to section 6226(b)(4)(A)(ii)(I), to “push out” an adjustment to the members of former members of an entity classified as a partnership for income tax purposes, including filing Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, or any similar election under U.S. state or local or non-U.S. tax law.
“Regulatory Agency” means the SEC, FINRA and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Partnership or any of its Subsidiaries.
“Relative Percentage Interest” means, with respect to any Partner relative to another Partner or group of Partners, a fraction, expressed as a percentage, (i) the numerator of which is the Common Units owned by such Partner; and (ii) the denominator of which is (x) the Common Units of such Partner plus (y) the aggregate Common Units owned by such other Partner or group of Partners.
“Reserves” means, as of any date of determination, amounts allocated by the General Partner, in its reasonable judgment, to reserves maintained for working capital of the Partnership, for contingencies of the Partnership, for operating expenses and debt reduction of the Partnership.
“SEC” means the United States Securities and Exchange Commission.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, any investment funds or related parallel investment entities, alternative investment vehicles, co-investment vehicles or portfolio companies Controlled by the Partnership shall not be deemed Subsidiaries of the Partnership for the purposes of this Agreement.
“Substitute Partner” means any Person admitted as a Partner of the Partnership pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.
“Tax Distribution” means, for any period, (i) a distribution made by the Partnership pursuant to Section 5.03(e)(i) or Section 5.03(e)(iii) with respect to such period and (ii) a distribution made by the Partnership pursuant to Section 5.03(b) but designated as a Tax Distribution pursuant to Section 5.03(e)(ii).
“Tax Rate” means the highest marginal federal, state and local tax rate for an individual or corporation that is resident in New York, New York or San Francisco, California (whichever is higher) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of, any special tax rules applicable to “carried interest” or similar amounts, the medicare tax (and any similar taxes) and the taxable period in which a tax item is recognized by the Partnership, taking into account the deductibility (or lack thereof) of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code, which Tax Rate shall be the same for all Partners.
“Tax Receivable Agreement” means the Amended and Restated Tax Receivable Agreement, dated as of the date hereof, by and among PubCorp, the Partnership and the other parties named therein.
“Tax Representative” means, as applied to the Partnership for any period, the tax matters partners, partnership representative, designated individual or other person that is authorized under Applicable Law to act on behalf of the Partnership with respect to a Tax audit or proceeding.
“TPEP Feeder” means TPG PEP Feeder, L.P., a Delaware limited partnership.
“TPEP Partners” means the limited partners of TPEP Feeder.
“TPG Partner Holdings” means TPG Partner Holdings, L.P., a Delaware limited partnership.

“TPG Partner Holdings Entity” means TPG Partner Holdings, TPG New Holdings, LLC, a Delaware limited liability company, and TPG Group Holdings (SBS), L.P., a Delaware Limited Partnership (and any successors to the foregoing).
“TPG Partner Holdings LPA” means the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings, L.P., a Delaware limited partnership, as amended and/or amended and restated from time to time.
“TPG Partner Units” has the meaning set forth in the TPG Partner Holdings LPA.
“TPH Partners” means the limited partners of TPG Partner Holdings.
“Transfer” of a Unit means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such Unit or any legal or beneficial interest in such Unit, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Applicable Law, and shall include all matters deemed to constitute a Transfer under Article 8; provided, however, that the following shall not be considered a “Transfer” (or otherwise be prohibited by Section 8.01 of this Agreement): the fact that the spouse of any Partner possesses or obtains an interest in such Partner’s Units arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such Units.  The terms “Transferred,” “Transferring,” “Transferor,” “Transferee” and “Transferable” have meanings correlative to the foregoing.
“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.
“Units” means Common Units, Promote Units, Downstairs Promote Units or any other class of partnership interests in the Partnership designated by the Partnership after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences or special rights set forth or referenced in this Agreement, and the partnership interests of the Partnership represented by such type, class or series of Units shall be determined in accordance with such designations, preferences or special rights.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	11.06(a)
Agreement	Preamble
Additional API Units	5.03(h)
API Closing Units	5.03(h)
API Earnout Units	5.03(h)
API Founder A	Recitals
API Founder G	Recitals
API II	Recitals
API Feeders	Recitals
Certificate	Recitals
Confidential Information	11.11(b)
Contribution	Recitals
Dissolution Event	10.01(c)
e-mail	11.04(a)
Economic PubCorp Security	4.01(a)
Effective Date	Preamble
GAAP	3.03(a)
Officers	7.05(a)
Partner Parties	11.11(a)
Partner Schedule	3.01(a)
Partnership	Preamble
Regulatory Allocations	5.04(c)
Revaluation	5.02(c)
Third Party Indemnitors	9.02(c)(iii)
TOG I	Recitals
TOG III	Recitals
Transaction Agreement	Recitals
Transactions	Recitals
Withholding Advances	5.06(b)

Section 1.02.    Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The word “or” shall be disjunctive but not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Partners subject to such determination.  Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Partners, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Partners.  Except to the extent otherwise expressly provided herein, all references to any Partner shall be deemed to refer solely to such Person in its capacity as such Partner and not in any other capacity.
ARTICLE 2
THE PARTNERSHIP
Section 2.01.    Formation.  The Partners hereby agree to continue the Partnership pursuant to the provisions of this Agreement, which shall amend and restate the Existing Agreement in its entirety with effect from the Effective Date, and the Partnership Act. The rights and liabilities of the Partners shall be provided in the Partnership Act, except, to the extent permitted by law, as expressly provided herein. The Partners hereby agree that the Partnership and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Partnership Act.
Section 2.02.    Name.  The name of the Partnership shall be TPG Operating Group II, L.P.; provided that the General Partner may change the name of the Partnership to such other name as the General Partner shall determine in its sole discretion, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to effect such change.
Section 2.03.    Term.  The Partnership commenced upon the filing of the Certificate in the Office of the Secretary of State of Delaware pursuant to the Partnership Act and the Partnership shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article 10.
Section 2.04.    Registered Agent and Registered Office.  The name of the registered agent of the Partnership for service of process on the Partnership shall be Maples Fiduciary

Services (Delaware) Inc., and the address of such registered agent and the address of the registered office of the Partnership shall be Suite 302, 4001 Kennett Pike, Wilmington, Delaware, 19807, USA.  Such office and such agent may be changed to such place and any successor registered agent, respectively, as may be determined from time to time by the General Partner in accordance with the Partnership Act.
Section 2.05.    Purposes.  The primary business and purpose of the Partnership shall be to engage in such activities as are permitted under the Partnership Act and determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.
Section 2.06.    Powers of the Partnership.  The Partnership shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.
Section 2.07.    Partnership Tax Status.  The Partners intend that the Partnership be treated as a partnership for federal, state and local income tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.
Section 2.08.    Regulation of Internal Affairs.  The internal affairs of the Partnership and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein and not in contravention of the terms herein, shall be determined by the General Partner.
Section 2.09.    Ownership of Property.  Legal title to all Property, conveyed to, or held by the Partnership or its Subsidiaries shall reside in the Partnership or its Subsidiaries and shall be conveyed only in the name of the Partnership or its Subsidiaries and no Partner or any other Person, individually, shall have any ownership of such Property.
ARTICLE 3
UNITS; PARTNERS; BOOKS AND RECORDS; REPORTS
Section 3.01.    Units; Admission of Partners.
(a)    The number of Common Units, Promote Units and Downstairs Promote Units owned by each Partner shall be set forth on Schedule A (the “Partner Schedule”).  The Partner Schedule shall be maintained by the General Partner on behalf of the Partnership in accordance with this Agreement.
(b)    The General Partner may cause the Partnership to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series and having the designations, preferences or special rights as may be determined the General Partner.  Such Units or other Equity Securities may be issued pursuant to such agreements as the General Partner shall approve, with respect to Persons employed by or otherwise performing services for the Partnership or any of its Subsidiaries, other equity compensation agreements, options or warrants.  When any such other Units or other Equity Securities are authorized and issued, the Partner Schedule and this Agreement shall be amended by the General Partner to reflect such additional issuances.
Section 3.02.    Substitute Partners and Additional Partners. No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Partner hereunder or acquire any rights hereunder, including the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article 8) and (ii) such Transferee or recipient shall have executed and delivered to the Partnership such instruments as the General Partner deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Partner and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement.  Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Partnership as a Partner.  A Substitute Partner shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred.  As promptly as practicable after the admission of any Person as a Partner, the books and records of the Partnership shall be changed to reflect such admission of a Substitute Partner or Additional Partner.  In the event of any admission of a Substitute Partner or Additional Partner pursuant to this Section 3.02, this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Partner Schedule) in connection therewith shall only require execution by the Partnership and such Substitute Partner or Additional Partner, as applicable, to be effective.
Section 3.03.    Tax Information.
(a)    Records and Accounting Maintained.  The books and records of the Partnership shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”).  The Fiscal Year of the Partnership shall be used for financial reporting and for U.S. federal income tax purposes.
(b)    Financial Reports. The books and records of the Partnership shall be audited (as part of the audit of the books and records of PubCorp) as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCorp.
(c)    Tax Returns.
(i)    The General Partner shall cause to be prepared by an accounting firm selected by the General Partner all federal, state, local and foreign tax returns

(including information returns) of the Partnership which the General Partner determines are required to be filed by the Partnership.
(ii)    The Partnership shall furnish to each Partner (A) as soon as reasonably practical after the end of each Fiscal Year (taking into account when the Partnership receives the necessary information) all information that the General Partner determines is required for the preparation of any U.S. federal, state or local (and, to the extent determined by the General Partner in its discretion, non-U.S.) tax returns of such Partners (or any beneficial owner(s) of such Partner), including a report (including Schedule K-1), indicating each Partner’s share of the Partnership’s taxable income, gain, credits, losses and deductions for such year; provided that estimates of such information shall be provided within 90 days of the end of the Fiscal Year and (B) as soon as reasonably possible after a request by such Partner, such other information concerning the Partnership that is reasonably requested by such Partner for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Partner) or for tax planning purposes (provided that the out-of-pocket costs of providing the information contemplated by section (B) shall be borne by the requesting Partner, in the General Partner’s discretion).
(d)    Inconsistent Positions.  No Partner shall take a position on its income tax return with respect to any item of Partnership income, gain, deduction, loss or credit that is different from the position taken on the Partnership’s income tax return with respect to such item unless such Partner notifies the Partnership of the different position the Partner desires to take and the Partnership consents (not to be unreasonably withheld) to such Partner taking such inconsistent position.
Section 3.04.    Books and Records.  The Partnership shall keep full and accurate books of account and other records of the Partnership at its principal place of business.  No Partner (other than the General Partner) shall have any right to inspect the books and records of PubCorp, the Partnership or any of its Subsidiaries.

ARTICLE 4
PUBCORP OWNERSHIP; RESTRICTIONS ON PUBCORP STOCK
Section 4.01.    PubCorp Ownership.
(a)    If at any time PubCorp issues a share of Class A Common Stock or any other Equity Security of PubCorp entitled to any economic rights (including in the IPO) (an “Economic PubCorp Security”) with regard thereto (it being understood that this sentence shall not apply to Class B Common Stock or any other Equity Security of PubCorp not entitled to any economic rights thereto), (i) the Partnership shall issue to a PubCorp Partner one Common Unit (if PubCorp issues a share of Class A Common Stock) or such other Equity Security of the Partnership (if PubCorp issues an Economic

PubCorp Security other than Class A Common Stock) corresponding to the Economic PubCorp Security with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic PubCorp Security and (ii) the PubCorp Partners shall cause the net proceeds received by PubCorp with respect to the corresponding Economic PubCorp Security, if any, to be concurrently contributed by a PubCorp Partner to the Partnership; provided, however, that if PubCorp issues any Economic PubCorp Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of PubCorp for which PubCorp would be permitted a distribution pursuant to Section 5.03(c), then PubCorp shall not be required to transfer such net proceeds to the Partnership which are used or will be used to fund such expenses or obligations (it being understood that the absence of such transfer shall not limit the requirement to issue Common Units), and provided, further, that if PubCorp issues any shares of Class A Common Stock in order to purchase or fund the purchase from a Non-PubCorp Partner of a number of Common Units (and shares of Class B Common Stock) or to purchase or fund the purchase of shares of Class A Common Stock equal to the number of shares of Class A Common Stock issued, then the Partnership shall not issue any new Common Units in connection therewith and PubCorp shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such Non-PubCorp Partner as consideration for such purchase).
(b)    Notwithstanding Section 4.01(a), this Article 4 shall not apply (i) to the issuance and distribution to holders of shares of PubCorp Common Stock of rights to purchase Equity Securities of PubCorp under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock pursuant to the Exchange Agreement, such Class A Common Stock will be issued together with a corresponding right) or (ii) to the issuance under the PubCorp Equity Plan or PubCorp’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCorp or rights or property that may be converted into or settled in Equity Securities of PubCorp, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCorp in connection with the exercise or settlement of such rights, warrants, options or other rights or property.
Section 4.02.    Restrictions on PubCorp Common Stock.
(a)    Except as otherwise determined by the General Partner in accordance with Section 4.02(d), (i) the Partnership may not issue any additional Common Units to PubCorp or any of its Subsidiaries unless substantially simultaneously therewith PubCorp or such Subsidiary issues or sells an equal number of shares of Class A Common Stock to another Person and (ii) the Partnership may not issue any other Equity Securities of the Partnership to PubCorp or any of its Subsidiaries unless substantially simultaneously, PubCorp or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of PubCorp or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.
(b)    Except as otherwise determined by the General Partner in accordance with Section 4.02(d), (i) the PubCorp Partners shall cause PubCorp and its Subsidiaries not to redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from a PubCorp Partner an equal number of their Common Units for the same aggregate price per security (or, if PubCorp uses funds received from distributions from the Partnership or the net proceeds from an issuance of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Partnership shall cancel an equal number of Common Units for no consideration) and (ii) PubCorp or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of PubCorp unless substantially simultaneously, the Partnership redeems or repurchases from PubCorp an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of PubCorp for the same price per security (or, if PubCorp uses funds received from distributions from the Partnership or the net proceeds from an issuance of Equity Securities other than Class A Common Stock to fund such redemption, repurchase or acquisition, then the Partnership shall cancel an equal number of its corresponding Equity Securities for no consideration).  Except as otherwise determined by the General Partner in accordance with Section 4.02(d), (x) the Partnership may not redeem, repurchase or otherwise acquire Common Units from PubCorp or any of its Subsidiaries unless substantially simultaneously PubCorp or such Subsidiary redeems, repurchases or otherwise acquires an equal number of Class A Common Stock for the same aggregate price per security from holders thereof (except that if the Partnership cancels Common Units for no consideration as described in this Section 4.02(b), then the price per security need not be the same) and (y) the Partnership may not redeem, repurchase or otherwise acquire any other Equity Securities of the Partnership from PubCorp or any of its Subsidiaries unless substantially simultaneously PubCorp or such Subsidiary redeems, repurchases or otherwise acquires for the same aggregate price per security an equal number of Equity Securities of PubCorp of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCorp (except that if the Partnership cancels Equity Securities for no consideration as described in Section 4.02(b)(ii), then the price per security need not be the same).  Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCorp in connection with the redemption or repurchase of any shares or other Equity Securities of PubCorp or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner (except if the Partnership cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c)    The Partnership shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding PubCorp Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCorp shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding PubCorp Common Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities.
(d)    Notwithstanding anything to the contrary in this Article 4:
(i)    if at any time the General Partner shall determine that any debt instrument of PubCorp, the Partnership or its Subsidiaries shall not permit PubCorp or the Partnership to comply with the provisions of Section 4.02(a) or Section 4.02(b) in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCorp or any of its Subsidiaries or any Units or other Equity Securities of the Partnership, then the General Partner may in good faith implement an economically equivalent alternative arrangement without complying with such provisions;

(ii)    if (x) PubCorp incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Partnership and (y) PubCorp is unable to lend the proceeds of such indebtedness to the Partnership on an equivalent basis because of restrictions in any debt instrument of PubCorp, the Partnership or its Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the General Partner may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Partnership using non-participating preferred Equity Securities of the Partnership without complying with such provisions; and
(iii)    If PubCorp receives a distribution pursuant to Section 5.03 and PubCorp subsequently contributes any of the amounts received to the Partnership, the General Partner may take any reasonable action to properly reflect the changes in the Partners’ economic interests in the Partnership including by making appropriate adjustments to the number of Common Units held by the Partners other than PubCorp in order to proportionally reduce the respective Common Percentage held by the Partners other than PubCorp.

(e)    If any adjustment pursuant to this Agreement in the number of Common Units held by a Partner results (x) in a decrease in the number of Common Units held by a Partner that constitute a portion of a Paired Interest, concurrently with such decrease, the PubCorp Partner(s) shall cause PubCorp to cancel the number of shares of Class B Common Stock constituting the remainder of such Paired Interest (which, as of the date hereof, would be one share of Class B Common Stock) or (y) in an increase in the number of Common Units held by a Partner that constitute a portion of a Paired Interest, concurrently with such increase, the PubCorp Partner(s) shall cause PubCorp to issue the number of shares of Class B Common Stock constituting the remainder of such Paired Interest (which, as of the date hereof, would be one share of Class B Common Stock) to such Partner.
ARTICLE 5
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS
Section 5.01.    Capital Contributions.
(a)    From and after the date hereof, no Partner shall have any obligation to the Partnership, to any other Partner or to any creditor of the Partnership to make any further Capital Contribution, except as expressly provided in Section 4.01(a).
(b)    Except as expressly provided herein, no Partner, in its capacity as a Partner, shall have the right to receive any cash or any other property of the Partnership.
Section 5.02.    Capital Accounts.
(a)    Maintenance of Capital Accounts.  The Partnership shall maintain a Capital Account for each Partner on the books of the Partnership in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the provisions set forth in Section 5.02. In addition, the Partnership shall maintain a “sub capital account” with respect to each class of Units for each Partner on the books of the Partnership, applying the principles of such provisions. Further, in accordance with Section 1061 of the Code and the Treasury Regulations thereunder, notwithstanding any other provision of this Agreement, (i) the Partnership shall maintain two sub capital accounts with respect to the Common Units held by each Partner, (ii) allocations with respect to, and corresponding to, a Non-PubCorp Partner’s contributed capital shall be made, determined and calculated in the same (or a similar) manner as the allocations with respect to, and corresponding to, each PubCo Partner’s contributed capital, (iii) such allocations shall be made, determined and calculated separate and apart from any other allocations to such Partner and shall be made to such Partner’s first sub capital account with respect to such Partner’s Common Units, (iv) all other allocations to such Partner with respect to such Partner’s Common Units shall be made to such Partner’s second sub capital account with respect to such Partner’s Common Units, (v) all allocations to such Partner with respect to such Partner’s Promote Units (if any) shall be made to the sub capital account with respect to such Partner’s Promote Units (if any) and

(vi) all allocations to such Partner with respect to such Partner's Downstairs Promote Units (if any) shall be made to the sub capital account with respect to such Partner's Downstairs Promote Units (if any).
(i)    The Capital Account of each Partner as of the end of the IPO shall be as set forth in the books and records of the Partnership.
(ii)    To each Partner’s Capital Account there shall be credited: (A) such Partner’s Capital Contributions (if any), (B) such Partner’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Partnership liabilities assumed by such Partner or that are secured by any Property distributed to such Partner.
(iii)    To each Partner’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Partner pursuant to Section 5.04 and (C) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership.
(iv)    In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the General Partner reasonably determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Partnership or the Partners), the General Partner may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article 10 upon the dissolution of the Partnership.  The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(b)    Succession to Capital Accounts.  In the event any Person becomes a Substitute Partner in accordance with the provisions of this Agreement, such Substitute

Partner shall succeed to the Capital Account of the former Partner to the extent such Capital Account relates to the Transferred Units (as determined by the General Partner).
(c)    Adjustments of Capital Accounts.  The Partnership shall revalue the Capital Accounts of the Partners in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in redemption of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Partners.
(d)    No Partner shall be entitled to withdraw capital or receive distributions except as specifically provided herein.  Unless otherwise agreed to by a Partner and the Partnership, such Partner shall have no obligation to the Partnership, to any other Partner or to any creditor of the Partnership to restore any negative balance in the Capital Account of such Partner.  Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Partner’s Capital Account.
Section 5.03.    Amounts and Priority of Distributions.
(a)    Distributions Generally.  Except as otherwise provided in Section 10.02, distributions shall be made to the Partners as set forth in this Section 5.03, at such times and in such amounts as the General Partner, in its sole discretion, shall determine.
(b)    Distributions to Holders of Common Units.  Subject to Section 5.03(e), Section 5.03(g) and Section 5.03(h), any distributions of Distributable Cash or Other Property (including distributions made under this section pursuant to Section 5.03(e)) shall be made to the Partners pro rata in accordance with their respective Common Percentages.
(c)    PubCorp Distributions.  Notwithstanding the provisions of Section 5.03(b), the General Partner, in its sole discretion, may authorize that (i) cash be paid to a PubCorp Partner (which payment shall be made without pro rata distributions to the other Partners) out of Distributable Cash or Other Property in exchange for the redemption, repurchase or other acquisition of Common Units held by such PubCorp Partner to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock in accordance with Section 4.02(b) and (ii) to the extent that the General Partner determines that expenses or other obligations of PubCorp (or its wholly owned Subsidiaries) are related to its role as the

General Partner or its business and affairs that are conducted through the Partnership or any of the Partnership’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to PubCorp (which distributions shall be made without pro rata distributions to the other Partners) out of Distributable Cash or Other Property in amounts required for PubCorp (or such Subsidiary) to pay (w) operating, administrative and other similar costs incurred by PubCorp (or such Subsidiary), including payments in redemption of Indebtedness and preferred stock, to the extent the proceeds are used or will be used by PubCorp (or such Subsidiary) to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Partnership were not issued to PubCorp), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of PubCorp), (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCorp, (y) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of PubCorp and (z) other fees and expenses in connection with the maintenance of the existence and operation of PubCorp (including any costs or expenses associated with being a public company listed on a national securities exchange).  For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the PubCorp Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.
(d)    Distributions in Kind.  Any distributions in kind out of Distributable Cash or Other Property shall be made at such times and in such amounts and in such manner (including vesting conditionality associated thereto), in each case, as the General Partner, in its sole discretion, shall determine based on their fair market value as determined by the General Partner in the same proportions as if distributed in accordance with Section 5.03(b), mutatis mutandis.
(e)    Tax Distributions.
(i)    Notwithstanding any other provision of this Section 5.03 to the contrary, to the extent permitted by Applicable Law and consistent with the Partnership’s (and its Subsidiaries’) obligations to its creditors as reasonably determined by the General Partner, the Partnership shall make a cash distribution pursuant to Section 5.03(b) in an amount that the General Partner determines in its discretion will allow each holder of Common Units to satisfy its estimated tax liability with respect to such Common Units and the period covered by such estimated tax payment, computed by (A) taking into account any amounts required to be allocated under Section 704(c) or reverse Section 704(c) described in Treasury Regulations Section 1.704-3(a)(6), (B) computed using the Tax Rate,

(C) assuming that (1) each holder is a U.S. corporation or U.S. individual which is a tax resident in San Francisco, California or New York, New York (whichever results in a higher amount) and (2) the only items of income, gain, loss or deduction of such holder are those allocated to such holder in respect of the Common Units held by such holder as of such date and (D) taking into account any prior Tax Distributions for the relevant period.
(ii)    If the Partnership makes a distribution to the holders of Common Units under Section 5.03(b), the Partnership may thereafter designate all or a portion of such distribution as a Tax Distribution with respect to such Common Units (applying the principles of Section 5.03(e)(i)).
(iii)    Notwithstanding any other provision of this Section 5.03 to the contrary, to the extent permitted by Applicable Law and consistent with the Partnership’s obligations to its creditors as reasonably determined by the General Partner, the Partnership shall (on or prior to the date that is 75 days after the end of the taxable year of the Partnership) make a cash distribution pursuant to Section 5.03(b) in an amount that in the General Partner’s discretion, based upon then-available information, allows each holder of Common Units to satisfy its tax liability with respect to such Common Units, computed by (i) taking into account any amounts required to be allocated under Section 704(c) or (reverse Section 704(c) described in Treasury Regulations Section 1.704-3(a)(6)), (ii) computed using the Tax Rate, (iii) assuming that (A) each holder is a U.S. corporation or U.S. individual which is a tax resident in San Francisco, California or New York, New York (whichever results in a higher amount) and (B) the only items of income, gain, loss or deduction of such holder are those allocated to such holder in respect of the Common Units held by such holder as of such date and (iv) taking into account any prior Tax Distributions for the relevant period.
(iv)    Notwithstanding the other provisions of this Agreement, except as otherwise provided in Section 5.03(g), Tax Distributions will not be made with respect to taxable years (or portions thereof) ending on or prior to the closing date of the IPO.
(f)    Promote Units.  All distributions of Promote Unit Cash or Other Property shall be made to the holders of Promote Units in the manner determined by the General Partner in accordance with the Promote Unit Principles. Except with the consent of the API Entity Representative of API II (not to be unreasonably withheld, condition or delayed), from and after the Effective Date, the General Partner shall not take any actions under this Agreement which are inconsistent with Part II of the Promote Unit Principles in respect of amounts payable or distributable thereunder prior to December 31, 2027 (or, pursuant to Section 5 thereof, payable or distributable in 2028), it being understood that this sentence will cease to apply once such amounts have been paid or distributed in full. In the event of any conflict between the provisions of this Agreement and the Promote Unit Principles, the Promote Unit Principles shall control.

(g)    Pre-IPO Profits Distribution.  Notwithstanding any other provision of this Agreement, the provisions of Section 5.03(g) of the Existing Agreement shall continue to apply with respect to any transactions effected pursuant to the Existing Agreement.
(h)    Non-Pro Rata Distributions.  Notwithstanding any other provision of this Section 5.03 to the contrary,
(i)    there shall be no distributions of Distributable Cash or Other Property made to (A) the Common Units issued to the API Feeders on the closing date of the Transactions (“API Closing Units”) with respect to any fiscal quarter ending prior to the closing date of the Transactions or (B) any Common Units issued to the API Feeders pursuant to Section 2.7 (Earnout) of the Transaction Agreement (“API Earnout Units”) or any Common Units issued to the API Feeders pursuant to Section 4.01 (collectively with the API Earnout Units, the “Additional API Units”) with respect to any fiscal quarter ending prior to the date any such Additional API Units are issued to the API Feeders, and any distributions of Distributable Cash or Other Property made to the Partners with respect to a period described in either clause (A) or clause (B) shall be made to the Partners (other than with respect to API Closing Units, in the case of clause (A) of this Section 5.03(h)(i), or Additional API Units, in the case of clause (B) of this Section 5.03(h)(i)) in accordance with such Partners’ respective Common Percentages (calculated by excluding any API Closing Units, in the case of clause (A) of this Section 5.03(h)(i), or Additional API Units, in the case of clause (B) of this Section 5.03(h)(i), from the denominator); and
(ii)    any distribution of Distributable Cash or Other Property made (x) with respect to the fiscal quarter beginning prior to and ending after the closing date of the Transactions, or (y) with respect to the fiscal quarter beginning prior to and ending after the date any Additional API Units are issued to the API Feeders, shall be made to the Partners with respect to a period described in either clause (x) or (y) as follows:
(A)    the portion of such distribution equal to the entire amount of such distribution multiplied by a fraction, the numerator of which is the number of days in such fiscal quarter ending on and including, in the case of clause (x) of this Section 5.03(h)(ii), the date immediately prior to the closing date of the Transactions or in the case of clause (y) of this Section 5.03(h)(ii), the date immediately prior to the date such Additional API Units are issued to the API Feeders, and the denominator of which is the total number of days in the entire fiscal quarter, shall be made to the Partners (other than with respect to API Closing Units, in the case of clause (x) of this Section 5.03(h)(ii), or Additional API Units, in the case of clause (y) of this Section 5.03(h)(ii)) in accordance with such Partners’ respective Common Percentages (calculated by excluding any API Closing Units, in the case of clause (x) of this Section 5.03(h)(ii), or Additional

API Units, in the case of clause (y) of this Section 5.03(h)(ii), from the denominator); and
(B)    the portion of such distribution equal to the entire amount of such distribution minus the portion distributed pursuant to clause (A) of this Section 5.03(h)(ii), shall be made to the Partners (including with respect to API Closing Units, in the case of clause (x) of this Section 5.03(h)(ii), or Additional API Units, in the case of clause (y) of this Section 5.03(h)(ii)) in accordance with such Partners’ respective Common Percentages (calculated by including any API Closing Units, in the case of clause (x) of this Section 5.03(h)(ii), or Additional API Units, in the case of clause (y) of this Section 5.03(h)(ii), in the denominator).
(i)    Downstairs Promote Units. All distributions of Downstairs Promote Unit Cash or Other Property shall be made to the holders of Downstairs Promote Units in the manner determined by the General Partner in accordance with the Downstairs Promote Unit Principles. In the event of any conflict between the provisions of this Agreement and the Downstairs Promote Unit Principles, the Downstairs Promote Unit Principles shall control.
Section 5.04.    Allocations.
(a)    Net Income and Net Loss; Promote Unit Items; Downstairs Promote Unit Items.  Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Partnership attributable to periods commencing after the Effective Date shall be allocated among the Capital Accounts of the Partners pro rata in accordance with their respective Common Percentages. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Promote Unit Items shall be allocated by the General Partner in accordance with the Promote Unit Principles and Section 704(b) of the Code. Downstairs Promote Unit Items shall be allocated by the General Partner in accordance with the Downstairs Promote Unit Principles and Section 704(b) of the Code.
(b)    Special Allocations.  The following special allocations shall be made in the following order:
(i)    Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).

Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Partner Nonrecourse Debt Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.
(iv)     Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in a manner determined by the General Partner consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v)    Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).
(vi)    Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss, and further (B) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(c)    Curative Allocations.  The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(iv) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.04(c).  Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.04.
(d)     Loss Limitation.  Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net

Loss (or individual items of loss or deduction) that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Partner by Partner basis and Net Loss (or individual items of loss or deduction) not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partner’s adjusted Capital Accounts so as to allocate the maximum permissible Net Loss to each Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).
Section 5.05.    Other Allocation Rules.
(a)    Interim Allocations Due to Percentage Adjustment.  If there is a change in the relative number of Common Units held by any Partner during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Partners for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with Section 706 of the Code and the regulations thereunder in the manner determined by the General Partner, which may include a pro rata allocation or an interim closing of the books.
(b)    Tax Allocations: Code Section 704(c).  For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under Section 5.04, except that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any reasonable method under Code Section 704(c) that is selected by the General Partner in its sole discretion; provided that the General Partner may not select a method with respect to one or more assets other than the traditional method under Treasury Regulations Section 1.704-3(b) if the selection of such other method with respect to such assets may adversely affect in any material respect any Partner or Partners (or adversely modify in any material respect the

Units (or the rights, preferences or privileges of the Units) then held by any Partner or Partners) in a materially disproportionate manner to any other Partners, unless the General Partner receives the prior written consent of a majority in interest of such disproportionately affected Partner or Partners; provided, further, notwithstanding the foregoing, the General Partner may cause the Partnership to adopt the curative method with respect to any Code Section 704(c) amounts (including, for the avoidance of doubt, any forward or reverse Code Section 704(c) amounts) with respect to the sale of any one or more Partnership assets, but (i) limited to curing a ceiling rule limitation upon sale with items of gain or loss on sale of one or more assets with the same character and (ii) not to exceed an amount necessary to cause a direct or indirect Partner's gain on sale of its Common Units to equal (to the extent possible) the buyer's Code Section 743(b) adjustment resulting from such sale.. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
(c)    Modification of Allocations. The allocations set forth in Section 5.04 Section 5.04(b), Section 5.04(c), Section 5.04(d) and Section 5.05 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article 5, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Partners that bear the economic burden or benefit associated therewith and (iii) to cause the Partners to achieve the objectives underlying this Agreement as reasonably determined by the General Partner.
Section 5.06.    Tax Withholding; Withholding Advances.
(a)    Tax Withholding.
(i)    If requested by the General Partner, each Partner shall, if able to do so, deliver to the General Partner:  (A) an affidavit in form satisfactory to the Partnership that the applicable Partner (or its partners, as the case may be) is not subject to withholding under the provisions of any Applicable Law; (B) any certificate that the Partnership may reasonably request with respect to any Applicable Law; or (C) any other form or instrument reasonably requested by the Partnership relating to any Partner’s status under Applicable Law.
(ii)     After receipt of a written request of any Partner, the Partnership shall provide such information as is reasonably available to it to such Partner and take such other action as may be reasonably necessary to assist such Partner in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Partner hereunder to the extent not adverse to the Partnership or any Partner.  In addition, the Partnership shall, at the request of any Partner, make or cause to be made (or cause the Partnership to make) any such filings, applications or elections; provided that any such requesting Partner shall cooperate with the Partnership, with respect to any such filing, application or election to the extent reasonably determined by the Partnership and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Partner or, if there is more than one requesting Partner, by such requesting Partners in accordance with their Relative Percentage Interests.
(b)     Withholding Advances.  To the extent the Partnership is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Partner (e.g., backup withholding, and any payment of liabilities pursuant to the Partnership Audit Provisions that is attributed to a Partner as determined by the General Partner) (“Withholding Advances”), the Partnership may withhold such amounts and make such tax payments as so required.
(c)      Repayment of Withholding Advances.  All Withholding Advances made on behalf of a Partner, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Partner on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Partner’s Capital Account), or (ii) with the consent of the General Partner and the affected Partner be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner.  Whenever repayment of a Withholding Advance by a Partner is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.
(d)    Withholding Advances — Reimbursement of Liabilities.  Each Partner shall reimburse the Partnership for any liability with respect to Withholding Advances (including interest thereon and any expenses related thereto) required or made on behalf of or with respect to such Partner (including penalties imposed with respect thereto).
ARTICLE 6
CERTAIN TAX MATTERS
Section 6.01.    Tax Representatives. Each Tax Representative shall be selected by the General Partner. Each Tax Representative may retain, at the Partnership’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Tax Representative. Except as otherwise provided herein, each Tax Representative is authorized to take, and shall determine in its sole discretion whether or not the Partnership will take, such actions and execute and file all statements and forms on behalf of the Partnership that are approved by the General Partner and are permitted or required by the applicable provisions of the Partnership Audit Provisions. Each Partner agrees to cooperate with the Tax Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Tax Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion and providing any information to the Partnership that is reasonably requested by the Partnership) in connection with any examination of the Partnership’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. Notwithstanding any other provision of this Agreement, no Tax Representative shall cause or permit the Partnership (or any tax predecessor) to adopt a Push-Out Election for any Pre-Closing Tax Period without the consent of a majority in interest and TPG Group Holdings (SBS), L.P.
Section 6.02.    Section 754 Election.  The Partnership has previously made a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2022, and the General Partner shall not take any action to revoke such election.
Section 6.03.    Debt Allocation.  Indebtedness of the Partnership treated as “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) shall be allocated among the Partners in the manner determined by the General Partner.
Section 6.04.    Contribution. Notwithstanding anything to the contrary in this Agreement, the General Partner, in its sole discretion, may make appropriate adjustments to the provisions of Article 5 and Article 6 of this Agreement to the extent the partners of TOG I, TOG III and the Partnership (or a portion thereof) would otherwise be in a different position than such partners would have been in had the Contribution not occurred and such partners directly held interests in each of TOG I and TOG III.
ARTICLE 7
MANAGEMENT OF THE PARTNERSHIP
Section 7.01.    Management by the General Partner.  Except as otherwise specifically set forth in this Agreement, the General Partner shall have the rights, powers and obligations required to be vested in or assumed by a general partner of a limited partnership under the Partnership Act and otherwise as provided by Applicable Law. Except as otherwise provided by Applicable Law, or as specifically set forth in this Agreement, the General Partner is hereby vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Partnership and to make all decisions affecting Partnership affairs, as deemed necessary, appropriate or advisable by the General Partner to carry on the purposes of the Partnership. Without limiting the generality of the foregoing, all of the Partners hereby specifically agree that the General Partner may, on behalf of the Partnership, at any time, and without further notice to the Partners or the Consent of any Partner (except as otherwise provided by Applicable Law or as specifically set forth herein) consummate an internal reorganization of the Partnership or the Partnership’s Subsidiaries. Except as expressly provided in this Agreement, the Partnership Act or otherwise as provided by Applicable Law, the day-to-day business and affairs of the Partnership and its Subsidiaries shall be managed, operated and controlled by the General Partner in accordance with the terms of this Agreement and no Limited Partners shall have management authority or rights over the Partnership or its Subsidiaries.  The General Partner is, to the extent of its rights and powers set forth in this Agreement, an agent of the Partnership for the purpose of the Partnership’s and its Subsidiaries’ business, and the actions of the General Partner taken in accordance with such rights and powers, shall bind the Partnership (and no Limited Partners shall have such right) including the Limited Partners; provided that, in the case of any provision of this Agreement that explicitly requires or contemplates that the General Partner shall act in good faith or under another explicit standard, any decision or action of the General Partner under or pursuant to such provision shall be consistent with such standard and shall not be conclusive and binding upon the Limited Partners unless so consistent. Third parties dealing with the Partnership may rely conclusively upon any certificate of the General Partner to the effect that it is acting on behalf of the Partnership. Except as expressly provided in this Agreement, the General Partner shall have all necessary powers to carry out the purposes, business, and objectives of the Partnership and its Subsidiaries. The signature of the General Partner shall be sufficient to bind the Partnership in every manner to any agreement or on any document. The General Partner may delegate to Limited Partners, employees, officers or agents of the Partnership or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Partnership or any Subsidiary. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as a waiver by any Person of such Person’s rights pursuant to the Transaction Agreement, any Transaction Document or any agreement contemplated thereby.
Section 7.02.    Withdrawal of the General Partner.
(a)    The General Partner may withdraw as the General Partner with the Consent of the Limited Partners at any time; provided that the General Partner may, without the Consent of any Partner, withdraw from the Partnership in connection with the Transfer to any Affiliate of PubCorp of all of its general partner interest in the Partnership pursuant to Section 8.04, and appoint such Affiliate as its successor, upon written notice to the Partnership, which withdrawal and replacement shall be effective upon the delivery of such notice.
(b)    No Partner, other than the General Partner, may at any time withdraw from the Partnership without the consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner, other than through a Permitted Transfer or through a Transfer expressly permitted by the Exchange Agreement.

(c)    The withdrawal of any Partner shall not dissolve the Partnership and the Partnership shall continue notwithstanding such withdrawal.
Section 7.03.    Decisions by the Partners.
(a)    The Limited Partners shall take no part in the management of the Partnership’s business, shall transact no business for the Partnership and shall have no power to act for or to bind the Partnership; provided, however, that the Partnership may engage any Limited Partner or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Partnership, in which event the duties and liabilities of such individual or firm with respect to the Partnership as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Partnership.
(b)    Except as expressly provided herein, no Limited Partners shall have the power or authority to vote, approve or consent to any matter or action taken by the Partnership.
(c)    In making any decisions, the General Partner may rely upon the advice of the independent accountants of, or other third party independent advisers to, the Partnership.
Section 7.04.     Fiduciary Duties. The General Partner shall have no obligations, fiduciary or otherwise, with respect to the Partnership or any or all of the Partners other than those expressly set forth herein or as required under the Partnership Act.
Section 7.05.    Officers.
(a)    Appointment of Officers.  The General Partner may appoint individuals as officers (“Officers”) of the Partnership, which may include such officers as the General Partner determines are necessary and appropriate.  No Officer need be a Limited Partner.  An individual may be appointed to more than one office.
(b)     Authority of Officers.  The Officers shall have the duties, rights, powers and authority as may be prescribed by the General Partner from time to time.
(c)    Removal, Resignation and Filling of Vacancy of Officers.  The General Partner may remove any Officer, for any reason or for no reason, at any time.  Any Officer may resign at any time by giving written notice to the Partnership, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such Officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the General Partner.

ARTICLE 8
 TRANSFERS OF INTERESTS
Section 8.01.    Restrictions on Transfers.
(a)    Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c) and Section 8.01(d), any underwriter lock-up agreement applicable to such Partner or any other agreement between such Partner and the Partnership, PubCorp or any of their controlled Affiliates, without the prior written approval of the General Partner, no Limited Partner shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to receive or have any economic interest in distributions or advances from the Partnership pursuant thereto.  Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Limited Partner of Units in violation of this Agreement (and a breach of this Agreement by such Limited Partner) and shall be null and void ab initio.  Notwithstanding anything to the contrary in this Article 8 (other than Section 8.01(c)), (i) a Transfer of Registrable Securities (as such term is defined in the Investor Rights Agreement) in accordance with the Investor Rights Agreement shall not be considered a “Transfer” for the purposes of the Agreement and (ii) any other Transfer of shares of Class A Common Stock shall not be considered a “Transfer” for purposes of this Agreement.
(b)    Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article 8 that:
(i)    the Transferor shall have provided to the Partnership prior written notice of such Transfer; and
(ii)    the Transfer shall comply with all Applicable Laws.
(c)    Notwithstanding any other provision of this Agreement to the contrary, no Limited Partner shall directly or indirectly Transfer all or any part of its Units (or any right or economic interest pertaining thereto), other than a Transfer expressly contemplated by the Exchange Agreement, unless and until (i) such Limited Partner provides the General Partner with information (including, if requested, reasonable and customary representations and warranties) relating to such proposed Transfer and (ii) the General Partner determines, in its reasonable discretion, that such proposed Transfer (when combined with any other Transfer) could not reasonably be expected to cause the Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Treasury Regulations promulgated thereunder.
(d)    Any Transfer of Units pursuant to this Agreement, including this Article 8, shall be subject to the provisions of Section 3.01 and Section 3.02.

Section 8.02.    Certain Permitted Transfers.  Notwithstanding anything to the contrary herein (other than Section 8.01(c)), the following Transfers shall (subject to Section 8.01(c)) be permitted:
(a)    any Permitted Transfer;
(b)    any Exchange (as defined in the Exchange Agreement) pursuant to (and permitted by) both the Exchange Agreement and the Investor Rights Agreement;
(c)    a pledge by a Limited Partner of the cash distributions (but not, for the avoidance of doubt the underlying Common Units) on up to fifty percent (50%) of the Common Units held in the aggregate by such Limited Partner and his, her or its Affiliates, Immediate Family and Estate Planning Entities; provided that the terms of any such pledges must provide that the lender acknowledges it has no right to foreclose on the underlying Common Units;
(d)    (i) a Permitted Pledge or (ii) an exercise by a lender or creditor or any Transferee (including any third-party Transferee) designated by any such lender or creditor of its right of foreclosure under a Permitted Pledge; provided that, as a condition to such Transfer, such lender, creditor or other Transferee executes a joinder to the TPG Partner Holdings LPA, the Exchange Agreement and the Investor Rights Agreement agreeing to be bound by the terms and conditions thereto; and
(e)    at any time, any Transfer by any Limited Partner of Units to any Transferee approved in writing by the General Partner in its sole discretion and, with respect to any Units held by a TPG Partner Holdings Entity, API Feeder or the TPEP Feeder and for long as such TPG Partner Holdings Entity, API Feeder or TPEP Feeder is not treated as a disregarded entity for U.S. federal income tax purposes, the indirect transfer of Units by a partner in such TPG Partner Holdings Entity, API Feeder or TPEP Feeder approved in writing by the general partner of such entity or otherwise expressly permitted by any partnership or other governance agreement of such entity.
Section 8.03.    Registration of Transfers.  When any Units are Transferred in accordance with the terms of this Agreement, the Partnership shall cause such Transfer to be registered on the books of the Partnership.
Section 8.04.    General Partner Transfers.
(a)    The General Partner shall not Transfer the whole or any fraction of its interest as a general partner in the Partnership except in connection with a withdrawal pursuant to and in accordance with Section 7.02; provided that the General Partner shall have the right, without the Consent of any Partner, to Transfer the whole or any fraction of its interest as a general partner in the Partnership to any Affiliate of PubCorp.
(b)    In connection with any Transfer of part but not all of the General Partner’s interest as a general partner of the Partnership in accordance with Section 8.04(a), the

General Partner may, in its sole discretion, at the time of such Transfer or at anytime thereafter, admit the Transferee of such interest as an additional general partner in respect of the interest Transferred. In connection with the Transfer of all of the General Partner’s interest as a general partner of the Partnership, the Transferee of such interest shall be deemed to be admitted as a general partner of the Partnership, as applicable, immediately prior to the effective time of such Transfer and is authorized to, and shall, continue the business of the Partnership without dissolution. If at any time there is more than one general partner of the Partnership, the withdrawal of one general partner of the Partnership shall not cause the dissolution of the Partnership and the remaining general partner is authorized to, and shall, continue the business of the Partnership without dissolution.
Section 8.05.    Required Transfer. Upon the request of the General Partner, a Limited Partner shall transfer its Common Units to a partnership that will act as a holding entity for Common Units; provided that any such action with respect to any API Feeder shall be done only in a manner that preserves the terms and conditions applicable to such API Feeder, including the rights and authority of the applicable API Entity Representative.

ARTICLE 9
LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 9.01.    Limitation on Liability.  The debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and, to the fullest extent permitted by Applicable Law, no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership; provided that the foregoing shall not alter a Partner’s obligation to return funds wrongfully distributed to it.
Section 9.02.    Exculpation and Indemnification.
(a)    Subject to the duties of the General Partner and Officers set forth in Section 7.04, neither the General Partner nor any other Covered Person described in clause (iii) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Partnership or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership.  There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.
(b)    A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.
(c)    The Partnership shall indemnify and provide advancement to any Covered Person to the fullest extent permitted by law (as such may be amended from time to time), subject only to the limitations set forth in Section 9.08. The rights to indemnification and advancement conferred in this Section 9.02 shall be contract rights. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:
(i)    Proceedings Other Than Proceedings by or in the Right of the Partnership. Any Covered Person shall be entitled to the rights of indemnification and advancement provided in this Section 9.02(c)(i) if, by reason of his or her status as a Covered Person, such Covered Person was, is, will or might be involved as a party, potential party, non-party witness or otherwise in any Proceeding other than a Proceeding by or in the right of the Partnership. Pursuant to this Section 9.02(c)(i), any Covered Person shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person (or on such Covered Person’s behalf) in connection with such Proceeding if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership, and with respect to any criminal Proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful.
(ii)    Proceedings by or in the Right of the Partnership. Any Covered Person shall be entitled to the rights of indemnification and advancement provided in this Section 9.02(c)(ii) if, by reason of his or her status as a Covered Person, such Covered Person was, is, will or might be involved as a party, potential party, non-party witness or otherwise in any Proceeding other than a Proceeding by or in the right of the Partnership. Pursuant to this Section 9.02(c)(ii), any Covered Person shall be indemnified against all Expenses actually and reasonably incurred by such Covered Person (or on such Covered Person’s behalf) in connection with such Proceeding if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which such Covered Person shall have been finally adjudged to be liable to the Partnership unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.
(iii)    Other Sources. The Partnership hereby acknowledges that Covered Persons may have certain rights to indemnification, advancement of expenses or insurance provided by sources other than the Partnership (“Third Party Indemnitors”). The Partnership hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by the Covered Persons (or on the Covered Persons’ behalf) and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement by reason of such Covered Person’s status as a Covered Person to the extent legally permitted and as required by the terms of this paragraph from time to time (or any other agreement between the Partnership and the Covered Persons), without regard to any rights the Covered Persons may have against the Third Party Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the Covered Persons with respect to any claim for which the Covered Persons have sought indemnification from the Partnership shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Partnership. The Third Party Indemnitors are express third party beneficiaries of the terms of this paragraph.
(d)    The obligations of the Partnership under Section 9.02(c) shall be satisfied solely out of and to the extent of the Partnership’s assets, and no Covered Person shall have any personal liability on account thereof.
Section 9.03.     Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article 9, to the extent that any Covered Person is, by reason of his or her status as a Covered Person, a party to (or participant in) and is successful, on the merits or otherwise, in any Proceeding, or in defense of any claim, issue or matter therein, in whole or in part, such Covered Person shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection therewith. If such Covered Person is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Partnership shall, to the fullest extent permitted by applicable law, indemnify such Covered Person against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 9.03 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
Section 9.04.    Employees and Agents. This Article 9 shall not limit the right or ability of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate action. Moreover, nothing in this Article 9 shall limit the right or ability of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to officers of the Partnership. Without limiting the generality of the foregoing, the Partnership may, to the extent authorized from time to time by the General Partner, provide rights to indemnification and advancement of expenses to employees and agents of the Partnership.
Section 9.05.    Advancement of Expenses. Notwithstanding any other provision of this Article 9, the Partnership shall advance all Expenses incurred by or on behalf of any Covered Person in connection with any Proceeding by reason of such Covered Person’s status as a Covered Person within thirty (30) days after the receipt by the Partnership of a statement or statements from such Covered Person requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Covered Person’s ability to repay any such amounts in the event of an ultimate determination that such Covered Person is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by such Covered Person and shall, to the extent required by law, include or be preceded or accompanied by a written undertaking by or on behalf of such Covered Person to repay any Expenses advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 9.05 shall be unsecured and interest free.
Section 9.06.    Non-Exclusivity.    The rights to indemnification and to the payment of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding conferred in this Article 9 shall not be exclusive of any other rights which any person may have or hereafter acquire under applicable law. The assertion or employment of any right or remedy in this Article 9, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
Section 9.07.    Insurance.    The Partnership shall have the power to purchase and maintain insurance, at its expense, to the fullest extent permitted by law, as such may be amended from time to time. Without limiting the generality of the foregoing, the Partnership shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Partnership, or who is serving, was serving, or has agreed to serve at the request of the Partnership as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Partnership would have the power to indemnify him or her against such liability.
Section 9.08.    Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article 9, the Partnership shall not be obligated by this Article 9 to make any indemnity or advancement in connection with any claim made against a Covered Person:
(a)    subject to Section 9.02(c)(iii), for which payment has actually been made to or on behalf of such Covered Person under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;
(b)    for an accounting of profits made from the purchase and sale (or sale and purchase) by such Covered Person of securities of the Partnership within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;
(c)    for reimbursement to the Partnership of any bonus or other incentive-based or equity based compensation or of any profits realized by Covered Person from the sale of securities of the Partnership in each case as required under the Exchange Act; or
(d)    in connection with any Proceeding (or any part of any Proceeding) initiated by such Covered Person, including any Proceeding (or any part of any Proceeding) initiated by such Covered Person against the Partnership or its directors, officers, employees or other Covered Persons, unless (i) the Partnership has joined in or, prior to such Proceeding’s initiation, the General Partner authorized such Proceeding (or any part of such Proceeding), (ii) the Partnership provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Partnership under applicable law, or (iii) the Proceeding is one to enforce such Covered Person’s rights under this Article 9 or any other indemnification, advancement or exculpation rights to which such Covered Person may at any time be entitled under applicable law or any agreement.
Section 9.09.    Right of Covered Person to Bring Suit. If a request for indemnification under Section 9.02 or Section 9.03 is not paid in full by the Partnership within ninety (90) days, or if a request for an advancement of expenses under Section 9.05 is not paid in full by the Partnership within thirty (30) days, in each case, after a written request has been received by the Partnership, the Covered Person may at any time thereafter bring suit against the Partnership in the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. In any such action, the Partnership shall have the burden of proving that such Covered Person was not entitled to the requested indemnification, advancement or payment of Expenses. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that such Covered Person has not met the standards of conduct which make it permissible under this Agreement or the Partnership Act for the Partnership to indemnify such Covered Person for the amount claimed. Neither the failure of the Partnership to have made a determination prior to the commencement of such action that indemnification or advancement is proper in the circumstances because such Covered Person has met the applicable standard of conduct set forth in this Agreement or the Partnership Act, nor an actual determination by the Partnership that such Covered Person has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that such Covered Person has not met any applicable standard of conduct. If successful, in whole or in part, such Covered Person shall also be entitled to be paid the Expenses of prosecuting such action to the fullest extent permitted by law.
Section 9.10.    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 9 shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 9.11.    Change in Rights. Neither any amendment nor repeal of this Article 9, nor the adoption of any provision in this Agreement inconsistent with this Article 9, shall eliminate or reduce the effect of this Article 9 in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.
ARTICLE 10

DISSOLUTION AND TERMINATION
Section 10.01.     Dissolution.
(a)    The Partnership shall not be dissolved by the admission of Additional Partners or Substitute Partners pursuant to Section 3.02.
(b)     No Partner shall (i) resign from the Partnership prior to the dissolution and winding up of the Partnership except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Partnership or to require apportionment, appraisal or partition of the Partnership or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Partner, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under the Partnership Act.
(c)    The Partnership shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):
(i)    the last remaining general partner of the Partnership ceases to be the general partner of the Partnership, unless within ninety (90) days after such event the Partners elect in writing to continue the business of the Partnership and to appoint, effective as of the date of such event, a successor general partner;
(ii)    the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Partnership; or
(iii)    upon the approval of the General Partner.
(d)    The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner of the Partnership shall not in and of itself cause dissolution of the Partnership.
Section 10.02.     Winding Up of the Partnership.
(a)    The General Partner shall promptly notify the Limited Partners of any Dissolution Event.  Upon dissolution, the Partnership’s business shall be liquidated in an orderly manner.  The General Partner shall appoint a liquidating trustee to wind up the affairs of the Partnership pursuant to this Agreement.  In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in accordance with the Partnership Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Partners.
(b)      The proceeds of the liquidation of the Partnership shall be distributed in the following order and priority:
(i)    first, to the creditors (including any Partners or their respective Affiliates that are creditors) of the Partnership in satisfaction of all of the Partnership’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and
(ii)     second, to the Partners in the same manner as distributions under Section 5.03(b), Section 5.03(f) and Section 5.03(i), subject to Section 5.03(e).
(c)    In the event it becomes necessary in connection with the liquidation of the Partnership to make a distribution of Property in-kind, subject to the priority set forth in Section 10.02(b), the liquidating trustee shall have the right to compel each Partner to accept a distribution of Property (i) in the case of a holder of Promote Units, constituting Promote Unit Cash or Other Property (which distribution shall be in accordance with the Promote Unit Principles), (ii) in the case of a holder of Downstairs Promote Units, constituting Downstairs Promote Unit Cash or Other Property (which distribution shall be in accordance with the Downstairs Promote Unit Principles) and (iii) in the case of a holder of Common Units, constituting Distributable Cash or Other Property (which distribution shall be pro rata based upon such Partner’s Common Percentage), in each case, with such distribution of Property being based upon the amount of cash that would be distributed to such Partners if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith, subject to the last sentence of Section 5.03(d).
Section 10.03.    Termination.  The Partnership and this Agreement shall terminate when all of the assets of the Partnership, after payment of or reasonable provision for the payment of all debts and liabilities of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article 10, and the Certificate has been cancelled as provided in Section 17-203 of the Partnership Act.
Section 10.04.    Survival.  Termination, dissolution, liquidation or winding up of the Partnership for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE 11

MISCELLANEOUS
Section 11.01.    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that the Partnership shall, in the sole discretion of the General Partner, bear or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with serving as the General Partner, (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with operating the Partnership’s business (including expenses allocated to the General Partner (or any direct or indirect equityholders of the General Partner) by its Affiliates). If the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership or its subsidiaries (including expenses that relate to the business and affairs of the Partnership or its subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner (or any direct or indirect equityholders of the General Partner), including compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes.
Section 11.02.    Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to carry out the intent and purposes of this Agreement.
Section 11.03.    Powers of Attorney.
(a)    Each Limited Partner hereby constitutes and appoints the General Partner, with full power of substitution as his, her or its true and lawful agent and attorney-in-fact for such Limited Partner and empowers and authorizes such attorney, in the name, place and stead of such Limited Partner, to make, execute, sign, acknowledge, swear to, deliver, record and file in all necessary or appropriate places all documents (and all amendments or supplements to or restatements thereof in accordance with this Agreement) relating to the Partnership and its activities, including:
(i)    any amendment to this Agreement that has been adopted as herein provided;
(ii)    all certificates and other instruments deemed advisable by the General Partner to comply with the provisions of this Agreement and Applicable Law or to permit the Partnership to become or to continue as a limited partnership or other entity wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business;
(iii)    any applications, forms, certificates, reports or other documents, or amendments thereto, which may be requested or required by any federal, state or local governmental agency, securities exchange, securities association, self- regulatory organization or similar institution and which are deemed necessary or advisable by such General Partner;
(iv)    all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including (x) the admission of Additional Partners in accordance with Section 3.01, or (y) the substitution of assignees as Substitute Partners when a Transfer occurs in accordance with the provisions of Section 8.02 or when a Partner withdraws;
(v)    all conveyances and other instruments or papers deemed advisable by the General Partner to effect the dissolution and winding-up of the Partnership pursuant to the provisions of this Agreement;
(vi)    all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership;
(vii)    all other instruments or papers not inconsistent with the terms of this Agreement which may be required by law to be filed on behalf of the Partnership;

(viii)    making certain elections contained in the Code or state law governing taxation of limited partnerships; and
(ix)    performing any and all other ministerial duties or functions necessary for the conduct of the business of the Partnership.
Each Limited Partner hereby ratifies, confirms and adopts as such Limited Partner’s own, all actions that may be taken by such attorney-in-fact pursuant to this Section 11.02; provided that the power of attorney provided by such Limited Partner under this Section 11.02 may not be used by the General Partner in any manner that is inconsistent with the terms of this Agreement or otherwise outside the scope of the relevant grant of authority. The General Partner confirms that the power of attorney granted herein is intended to be administrative in scope and shall be limited solely to, those items expressly permitted under the relevant grant of authority.
(b)    With respect to each Limited Partner, the foregoing power of attorney (i) is deemed coupled with an interest, shall be irrevocable and shall survive the bankruptcy, death or incapacity of such Limited Partner, (ii) may be exercised by the General Partner either by signing separately as attorney-in-fact for such Limited Partner or, executing an instrument, by a single signature of the General Partner acting as attorney-in-fact for all of them, and (iii) shall survive the direct or indirect assignment by such Limited Partner of the whole or any fraction of such Limited Partner’s Units; except that, where the assignee of the whole of such Limited Partner’s Units has been approved by the General Partner in accordance with the provisions of the Agreement, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge, deliver, record and file any instrument necessary or appropriate to effect such substitution and shall thereafter terminate. The General Partner shall, as soon as reasonably practicable, provide the Limited Partner with copies of any documents signed on behalf of such Limited Partner pursuant to any such power of attorney.
Section 11.04.     Notices.
(a)    All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address or e-mail address specified for such party on the books and records of the Partnership.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
(b)    All notices, requests, demands and other communications to be sent to the Partnership shall be sent to:

c/o TPG Inc.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention: Office of the General Counsel
Email: officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: H. Oliver Smith
         Darren Schweiger
Email:    oliver.smith@davispolk.com
        darren.schweiger@davispolk.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:    Harvey M. Eisenberg
            Brian Parness
Email:        Harvey.Eisenberg@weil.com
            Brian.Parness@weil.com
or to such other address or email address as the General Partner may designate by notice to the Partners in accordance with this Section 11.04.
(c)    The Partners and the Partnership shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as his, her or its address any other address within the United States of America by giving to the other parties at least thirty (30) days’ written notice thereof, in the manner prescribed in Section 11.04(b); provided, however, that to be effective, any such notice must be actually received (as evidenced by a return receipt).
(d)    All notices to any Partner shall be made at the address at which notices are sent unless otherwise specified in writing by any such Partner.
Section 11.05.     Binding Effect; Benefit; Assignment.
(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)      Except as provided in Article 8, no Partner may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the General Partner.
Section 11.06.    Jurisdiction and Arbitration.
(a)    Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding the validity or termination of this Agreement, or the performance or breach hereof, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”), in accordance with its Commercial Arbitration Rules in effect at the time of the arbitration. The place of arbitration shall be Fort Worth, Texas and the proceedings shall be conducted in the English language. The arbitration shall be conducted by three arbitrators. Each arbitrator shall be a person with significant experience in the financial services industry or representing persons in the financial services industry. Each of the General Partner, on the one hand, and the other parties who are parties to such arbitration and who hold a majority of the Units held by all such parties to the arbitration as of the Effective Date and not Transferred (other than Transfers to Permitted Transferees), on the other hand, shall nominate one arbitrator within 15 days after delivery of a request for arbitration in writing by any of the parties. In the event that any of the parties to the arbitration fail to nominate an arbitrator as and within such time period provided in the preceding sentence, upon request of either of such parties, such arbitrator shall instead be appointed by the AAA within 15 days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within 15 days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator, then, upon request of the parties to the arbitration, the third arbitrator shall be appointed by the AAA within 30 days of receiving such request. The third arbitrator shall serve as Chairman of the arbitral tribunal. The arbitrators shall endeavor to render a final award within 90 days of submission of a request for arbitration. Failure to adhere to this time limit shall not be a basis for challenging the award. The award rendered by the arbitrators shall be final and binding on the parties thereto and judgment on such award may be entered in any court of competent jurisdiction. All costs and expenses incurred by the parties in connection with any arbitration hereunder shall be borne by the party against whom the arbitrators’ award is rendered, and such party shall promptly reimburse the party in whose favor the arbitrators’ award is rendered for any of such costs and expenses incurred by such party.
(b)    By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the arbitrators by the rules specified above, the arbitrators shall also have the authority to grant provisional remedies, including injunctive relief.

(c)    Except as may be required by Applicable Law or court order, the parties agree to maintain confidentiality as to all aspects of any arbitration arising out of, relating to or in connection with this Agreement, including any such arbitration’s existence and results, except that nothing herein shall prevent a party from disclosing information regarding such arbitration for purposes of enforcing the award or this arbitration clause, or in any court proceeding requesting the issuance of provisional remedies in accordance with Section 11.06(b). The parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.
(d)    Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.04 shall be deemed effective service of process on such party.
Section 11.07.    Counterparts; Electronic Signatures.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The parties irrevocably and unreservedly agree that the document(s) in question may be executed by way of electronic signatures and the parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.
Section 11.08.      Entire Agreement; Third Party Beneficiaries.  This Agreement (including all schedules and annexes hereto), the API Feeder Agreements, the Investor Rights Agreement, the Exchange Agreement and the Tax Receivable Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided that notwithstanding any other provision of this Agreement, the General Partner, on its own behalf or on behalf of the Partnership, without any act, consent or approval of any Partners, may from time to time enter into, deliver and perform other written agreements with one or more Partners establishing rights under, or supplementing or altering the terms of, this Agreement with respect to such Partners signatory thereto.  Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Third Party Indemnitors, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto, and the API Entity Representatives shall be third-party beneficiaries of this Agreement for purposes of enforcing Section 11.10(a) with the right to enforce such provisions as if they were a party hereto.
Section 11.09.    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 11.10.     Amendment.
(a)    This Agreement can be amended at any time and from time to time by the General Partner; provided that, in addition to the approval of the General Partner, no amendment to this Agreement may, by its terms, adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) or rights then held by any Partners in any materially disproportionate manner to those then held by any other Partners without the prior written consent of a majority in interest of the similarly disproportionately affected Partner or Partners; provided, further, that in no event may an amendment be made to this Agreement which would adversely affect the rights of an API Entity Representative without the prior written consent of such API Entity Representative (not to be unreasonably withheld, condition or delayed). Notwithstanding the foregoing, the General Partner shall have full authority without the consent of any other Person to revise the Promote Unit Principles and the Downstairs Promote Unit Principles from time to time, except that Part II of the Promote Unit Principles shall not be amended without the consent of the API Entity Representative of API II (not to be unreasonably withheld, conditioned or delayed) until all amounts payable or distributable pursuant to Part II of the Promote Unit Principles prior to December 31, 2027 (or, pursuant to Section 5 thereof, payable or distributable in 2028) have been paid or distributed in full in accordance therewith.
(b)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
Section 11.11.    Confidentiality.
(a)    Each Partner shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Partner Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Partner Party who agrees to keep such Confidential Information confidential in accordance with this Section 11.11, in each case without the express consent, in the case of Confidential Information acquired from the Partnership, of the General Partner or, in the case of Confidential Information acquired from another Partner, such other Partner, unless (in each case, subject to Section 11.11(c)):
(i)    with the prior written consent of the General Partner;
(ii)    to Partner Parties who either agree in writing to keep such Confidential Information confidential or are otherwise legally obligated to maintain such Confidential Information as confidential;
(iii)    such disclosure is required by Applicable Law;
(iv)    such disclosure is reasonably required in connection with any tax audit or tax compliance involving the Partnership or any Partner or its Affiliates;
(v)    such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Partner’s Units in the Partnership; provided that with respect to any such use of any Confidential Information referred to in this clause (v), advance notice must be given to the General Partner so that it may require any proposed Transferee that is not a Partner to enter into a confidentiality agreement containing terms substantially similar to the terms of this Section 11.11 (excluding this clause (v)) prior to the disclosure of such Confidential Information; or
(vi)    such disclosure is expressly permitted by the API Feeder Agreements.
(b)    “Confidential Information” means any information related to the activities of the Partnership, the Partners and their respective Affiliates that a Partner may acquire from the Partnership or the Partners, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Partner ), (ii) was available to a Partner on a non-confidential basis prior to its disclosure to such Partner by the Partnership, or (iii) becomes available to a Partner on a non-confidential basis from a third party, provided such third party is not known by such Partner, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Partnership.  Such Confidential Information may include information that pertains or relates to the business and affairs of any other Partner or any other Partnership matters.  Confidential Information may be used by a Partner and its Partner Parties only in connection with Partnership matters and in connection with the maintenance of its interest in the Partnership.
(c)     In the event that any Partner or any Partner Parties of such Partner is required to disclose any of the Confidential Information, such Partner shall use reasonable efforts to provide the Partnership with prompt written notice so that the Partnership may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement, and such Partner shall use reasonable efforts to cooperate with the Partnership in any effort any such Person undertakes to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of this Section 11.11, such Partner and its Partner Parties shall furnish only that portion of the Confidential Information that is required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.
(d)    Notwithstanding a Partner ceasing to hold any Units, such Partner’s obligations under this Section 11.11 shall survive.
Section 11.12.    Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to choice of law principles that would require the application of the laws of another state, except that the arbitration provisions set forth in Section 11.06, shall be construed and enforced in accordance with the Federal Arbitration Act, Title 9, United States Code.
Section 11.13.    Waiver. No consent or waiver, express or implied, by any Partner to or for any breach or default by any other Partner in the performance by such other Partner of his, her or its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, regardless of how long such failure continues, shall not constitute a waiver by such Partner of his or its rights hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.14.    Waiver of Immunity. Each Partner, to the extent that it has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid to execution, execution or otherwise) with respect to itself or its property, hereby irrevocably waives such immunity in respect of its obligations under this Agreement and agrees that such obligations shall be deemed to be, and interpreted as, obligations with respect to which such Partner may not assert immunity as a defense.
Section 11.15.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.
Section 11.16.    Offset.
(a)    API Feeders and API Partners. The Partnership and the General Partner shall have the right (with prior written notice to the applicable API Entity Representative), solely with respect to (i) prior to a distribution of Common Units to the

API Partners, any amount due to the applicable API Feeder and (ii) following a distribution of Common Units to the API Partners, any amount due to the applicable API Partner to reduce any amounts due to any API Feeder or API Partner from the Partnership or the General Partner by the amount of any obligation of such API Feeder or API Partner to pay amounts due to the Partnership, the General Partner or any of their respective Affiliates (x) not arising from a claim under the Transaction Agreement or any other Transaction Document (as defined in the Transaction Agreement) or (y) pursuant to the resolution by settlement among the applicable parties or order of a court of competent jurisdiction of a claim under the Transaction Agreement or any other Transaction Document (as defined in the Transaction Agreement).
(b)    Other Partners. With respect to any Partner that is not an API Feeder or an API Partner, the General Partner shall have the right to reduce any amounts due to any Partner from the Partnership, the General Partner or any of their respective Affiliates by any obligation of such Partner to pay amounts due to the Partnership, the General Partner or any of their respective Affiliates.
Section 11.17.    No Right to Partition. Except as otherwise expressly provided in this Agreement, the Partners, on behalf of themselves and their shareholders, partners, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Partnership or any asset of the Partnership, or any interest which is considered to be Partnership property, regardless of the manner in which title to any such property may be held.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amended and Restated Limited Partnership Agreement to be duly executed as of the day and year first written above.

GENERAL PARTNER:

TPG HOLDINGS II-A, LLC

By: /s/ Martin Davidson ______
Name: Martin Davidson
Title: Chief Accounting Officer

[Signature Page to the Seventh Amended and Restated
Limited Partnership Agreement of TPG Operating Group II, L.P.]

LIMITED PARTNERS:

TPG GROUP HOLDINGS (SBS), L.P.;
TPG PEP FEEDER, L.P.;
DARREN MASSARA;
LUNG-CHI LEE;
TPG OPCO HOLDINGS, L.P.; AND
PROMOTE UNIT HOLDINGS L.P.

By: TPG HOLDINGS II-A, LLC, as attorney-in-fact for such Limited Partners pursuant to Section 11.03 of the Existing Agreement

By: /s/ Martin Davidson ______
Name: Martin Davidson
Title: Chief Accounting Officer

PROMOTE UNIT COMPANY, LLC

By: /s/ Martin Davidson ______
Name: Martin Davidson
Title: Chief Accounting Officer

[Signature Page to the Seventh Amended and Restated
Limited Partnership Agreement of TPG Operating Group II, L.P.]

LIMITED PARTNERS:

ALABAMA INVESTMENTS (PARALLEL), LP

By: Alabama Investments (Parallel) GP, LLC, its general partner

By: /s/ Martin Davidson ______
Name: Martin Davidson
Title: Chief Accounting Officer

ALABAMA INVESTMENTS (PARALLEL) FOUNDER A, LP

By: Alabama Investments (Parallel) GP, LLC, its general partner

By: /s/ Martin Davidson ______
Name: Martin Davidson
Title: Chief Accounting Officer

ALABAMA INVESTMENTS (PARALLEL) FOUNDER G, LP

By: Alabama Investments (Parallel) GP, LLC, its general partner

By: /s/ Martin Davidson ______
Name: Martin Davidson
Title: Chief Accounting Officer

[Signature Page to the Seventh Amended and Restated
Limited Partnership Agreement of TPG Operating Group II, L.P.]